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                                                                     Rule 424(c)
                                                               File No. 33-64981

                SUPPLEMENT NO. 1 TO PROXY STATEMENT/PROSPECTUS

                         FULTON FINANCIAL CORPORATION
                                ONE PENN SQUARE
                                 P.O. BOX 4887
                         LANCASTER, PENNSYLVANIA 17604
                                (717) 291-2411

                        -------------------------------

                      GLOUCESTER COUNTY BANKSHARES, INC.
                               1100 OLD BROADWAY
                          WOODBURY, NEW JERSEY 08096
                                (609) 845-0700

                        -------------------------------

     This Supplement No. 1 to the Proxy Statement/Prospectus dated December 22, 1995 relates to a change in the date of the Special Meeting of the Shareholders of Gloucester County Bankshares, Inc. ("GCB"). The meeting, which was to be held on Wednesday, January 24, 1996, is postponed to Tuesday, January 30, 1996, at 9:30 a.m. local time. The meeting has been postponed because there were unforeseen delays during the holiday season in printing and mailing the Proxy Statement/Prospectus to shareholders. The purpose of the postponement is to give sufficient time for GCB to solicit proxies and for shareholders to review the Proxy Statement/Prospectus and request any additional information they believe necessary.

     THE BOARD OF DIRECTORS OF GCB UNANIMOUSLY RECOMMENDS THE MERGER WITH FULTON FINANCIAL CORPORATION AND IS SEEKING YOUR AFFIRMATIVE VOTE ON THE MERGER AT THE SPECIAL MEETING. PLEASE SIGN, DATE AND RETURN YOUR PROXY IF YOU HAVE NOT ALREADY DONE SO. THIS WILL NOT DEPRIVE YOU OF YOUR RIGHT TO REVOKE YOUR PROXY AND VOTE IN PERSON AT THE SPECIAL MEETING IF YOU CHOOSE TO DO SO.

Dated January 6, 1996
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                      GLOUCESTER COUNTY BANKSHARES, INC.
                               1100 Old Broadway
                          Woodbury, New Jersey 08096

            SUPPLEMENTAL NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          To be Held January 30, 1996

To the Shareholders of Gloucester County Bankshares, Inc.:

      NOTICE IS HEREBY GIVEN that the date of the Special Meeting of Shareholders of Gloucester County Bankshares, Inc. ("GCB") to be held at Ron Jaworski's Eagle's Nest Country Club, Woodbury-Glassboro Road, Deptford, New Jersey, has been postponed from Wednesday, January 24, 1996 at 10:30 a.m. local time, to Tuesday January 30, 1996 at 9:30 a.m. local time. At that meeting the shareholders of GCB will consider and vote upon a proposal to approve the merger of GCB with and into Fulton Financial Corporation, a Pennsylvania bank holding company ("FFC"), in accordance with the terms of the Merger Agreement dated as of October 25, 1995 between GCB and FFC. The Board of Directors of GCB regrets any inconvenience caused by this postponement.

     The Board of Directors of GCB has fixed the close of business on December 11, 1995 as the record date for the Special Meeting. Only those persons who are record holders of GCB Common Stock at such date will be entitled to notice of, and to vote at, the Special Meeting and any adjournment thereof.

                                       By order of the Board of Directors


                                       Dale T. Taylor
                                       Secretary

Woodbury, New Jersey
January 6, 1996